Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form S-4 of ACCO Brands Corporation of our reports dated March 15, 2005, except for note 19, for which the date is September 30, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data General Binding Corporation” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
September 28, 2005